Exhibit 99.2

      In the merger agreement, Cimarex has agreed to cause one member of Magnum Hunter’s board of directors to be elected to the board of directors of Cimarex following the merger. Cimarex will select the Magnum Hunter director to sit on its board prior to the effective time of the merger, but has not completed its selection. If shareholder approval is obtained and all other closing conditions are satisfied, the parties anticipate that the closing of the merger will occur on or about June 7, 2005.

      The Magnum Hunter board chose to retain two financial advisors to assist in its review of strategic alternatives because it believed that two advisors, each with separate resources and contacts, would be more effective than one in progressing with its review.

      The merger agreement does not contain any “collar” or similar provisions, which are sometimes used in certain stock transactions to adjust the consideration in the event of short-term volatility in the acquirer’s stock price prior to the close of the transaction. These provisions may protect stockholders in an acquired company against certain declines in the stock price of the acquirer, and they can also limit the stockholders’ benefit if the acquirer’s stock rises prior to the close of the transaction. The Magnum Hunter board decided a collar was unnecessary in this transaction. Such a provision was not included in the form of merger agreement that Magnum Hunter sent to prospective acquirers. Transactions in the energy industry frequently do not employ collars. Because market valuations are largely reserves based, changes in different exploration and production companies’ stock prices are likely to fluctuate with commodity prices. Additionally, negotiating to obtain a collar may have resulted in other less favorable terms for Magnum Hunter shareholders.

      The merger will constitute a “change of control” as defined in Magnum Hunter’s outside director policy, and the removal of Magnum Hunter’s directors as of the effective time of the merger will entitle the outside directors of Magnum Hunter to additional compensation as set forth in that policy. The outside directors of Magnum Hunter are Jerry Box, Gerald W. Bolfing, Donald A. Erickson, Matthew C. Lutz, Jody Powers, John H. Trescot, Jr., and F. Walker Tucei, Jr. At the effective time of the merger, each outside director will be entitled to receive additional compensation equal to two times the director’s annual retainer, which will total (in the aggregate) $1,080,000. Under the merger agreement, if the payments made under the outside director policy or otherwise to an outside director who is an officer of Magnum Hunter are subject to excise tax under Section 4999 of the Internal Revenue Code, the director will be entitled to an additional payment equal to the amount of the excise tax.

      The merger will also constitute a “change in control” as defined in the employment agreements entered into among Magnum Hunter, Gruy Petroleum Management Co. and certain executives of Magnum Hunter. The executives covered by employment agreements are Richard R. Frazier, Gary C. Evans, R. Douglas Cronk, M. Bradley Davis, Dan Emmer, Charles R. Erwin, Frances P. Evans, Richard S. Farrell, Bill Irwin, Gregory L. Jessup, Morgan F. Johnston, David M. Keglovits, Earl Krieg, David S. Krueger, H. C. Lee, Donald H. Sabathier, and Howard M. Tate. After the effective time of the merger, these executives will have “good reason” to voluntarily terminate their employment in accordance with those agreements, which termination will entitle the executives to lump sum termination payments equal to their annual base salary, or a multiple of their annual base salary, for 2005, and, in some cases, annualized bonus for 2004, and/or car allowance, as well as benefits continuation and other payments. The approximate amount of cash payments to be made to the executives upon termination of employment (in the aggregate) is $9,600,000. The value of benefits continuation for the executives (in the aggregate) will be approximately $193,000. In addition, under the employment agreements and the merger agreement, if payments made to an executive under the employment agreements or otherwise are subject to excise tax under Section 4999 of the Internal Revenue Code, the executive will be entitled to an additional payment equal to the amount of the excise tax.

      In reviewing its strategic alternatives, the Magnum Hunter board was presented with a range of strategic alternatives and voted to pursue entities that might be interested in either acquiring or combining with Magnum Hunter. The alternatives considered were organic growth through maintaining the company’s current structure, acquisitions by Magnum Hunter, after-tax breakups, strategic repositioning and the separation of onshore and offshore activities. The board concluded that each of these other alternatives was more uncertain and generally disadvantageous to being acquired in the current market environment.

      The Magnum Hunter board initially created a special committee to review its strategic alternatives because they believed it would expedite the review process. The committee was enlarged to include the entire board at the November 10, 2004, board meeting because the board determined that the review had progressed to a stage beyond preliminary consideration to which a smaller committee was better suited.

      During 2002, Merrill Lynch, one of Magnum Hunter’s financial advisors, provided financial advisory services to a predecessor in interest of Cimarex and received standard compensation therefor. Deutsche Bank, Magnum Hunter’s other advisor, has never been retained to provide financial advisory services for Cimarex. Petrie Parkman, Cimarex’s advisor, has never been retained to provide financial advisory services for Magnum Hunter. Thompson & Knight LLP, counsel to Magnum Hunter, has never been retained to provide services for Cimarex, any of its current directors, or its current chief executive officer and five most highly compensated executive officers.

      In early to mid-December 2004, Magnum Hunter had entered into confidentiality agreements with Cimarex and four other companies. Two of these companies chose not to progress beyond that stage. As of December 22, 2004, Magnum Hunter had received specific indications of interest from Cimarex and two other companies in the form of variations of the merger agreement Magnum Hunter had placed in its data room. Magnum Hunter later received an unsolicited offer from another company. This unsolicited bid was unattractive because, among other things, it differed markedly from the structure of the other offers, was much more complex, required Magnum Hunter to make a $2,000,000 payment to begin the negotiation process, and was an offer to acquire only a portion of the company. All of the companies interested in entering into a transaction with Magnum Hunter were in the energy industry.